Exhibit 4.29

EXCLUSIVE TECHNICAL CONSULTANCY AND

SERVICES AGREEMENT

This Exclusive Technical Consultancy and Services Agreement (this “Agreement”) is made and entered into by the Parties below on September 3, 2020 in Beijing:

Party A: Beijing Zhong Zhi Shi Zheng Data Information Technology Co., Ltd.

Registered Address: Room 229, 2nd Floor, Building No. 14, South District of No. 46 Zhongguancun South Street, Haidian District, Beijing

Party B: Shouzheng Credit Rating Co., Ltd.

Registered Address: Room 1101, 11th Floor, Building No. 2, No. 20 Guogongzhuang Middle Street, Fengtai District, Beijing

WHEREAS:

(1)        Party A is a wholly foreign owned enterprise registered and established on June 5, 2007 in Beijing, China, and engages in the business of development and production of computer multimedia system software; provision of electronic and information technology services; as well as sales of self-produced products;

(2)        Party B is a domestically funded limited liability company registered and established on February 15, 2019 in Beijing, China, and, as approved by Beijing Industry and Commerce Administration, is authorized to engage in enterprise credit service, business management consulting, economic and trade consulting, technology development, promotion, transfer and technology service, computer system services, basic software services, application software services (excluding medical software), as well as data processing.

(3)        Party A hereby agrees to provide technical consulting and related services to Party B, and Party B agrees to accept such consulting and related services.

Party A and Party B are hereinafter each referred to as a “Party” and, collectively, the “Parties.”

NOW, THEREFORE, both Parties hereof through negotiations on the principle of equality agree as follows:

1.                   Technical Consulting and Related Services

1.1            During the term of this Agreement, Party A, as a provider of technical consulting and related services, hereby agrees to provide Party B with the technical consulting and related services specified in Schedule I under the terms and conditions contained herein.

1.2            Party B hereby agrees to accept such technical consulting and related services provided by Party A. Party B further agrees that it shall not, without the prior written consent of Party A, accept the aforesaid technical consulting and related services provided by any third party not a Party hereto during the term of this Agreement.

2.                   Exclusive Rights

2.1            Any and all rights, ownership interests and intellectual property rights including but not limited to copyrights, patents, technical know-how and trade secrets, no matter whether developed by Party A, or developed by Party B based on Party A’s intellectual property rights or services provided by Party A, shall be the exclusive property of Party A.

3.                   Fee for Technical Consulting and Related Services (the “Consulting and Services Fee”)

3.1            Party B hereby agrees to calculate and pay the fees for the technical consulting and related services arising hereunder pursuant to the method specified in Schedule II.

4.                   Guaranty for the Performance of this Agreement

4.1            In order to guarantee Party B’s payment to Party A of the Consulting and Services Fee, Jiatianxia Credit Management Co., Ltd., as shareholder of Party B, is willing to pledge its equity interests to Party A and to sign a separate Equity Pledge Agreement with Party A.

5.                   Effectiveness and Term

5.1            This Agreement shall come into force upon its execution on the date first written above.

5.2            This Agreement shall remain valid for ten (10) years.

5.3            Party B hereby agrees that the term of this agreement shall be extended automatically for another ten (10) years unless Party A sends to Party B a written notice terminating this Agreement within six (6) months prior to the expiry date of this Agreement. Thereafter, Party A has the right to unilaterally extend the term of this Agreement in accordance with the aforementioned methods. Party B shall unconditionally consent to Party A’s request for extension of the term.

6.                   Termination

6.1            This Agreement shall terminate on the expiry date unless it is terminated in advance in accordance with Article 6.2 hereunder.

6.2            During the term hereof, Party B may not terminate this Agreement prior to its expiry date unless any act of Party A constitutes a gross negligence, a violation of law, bankruptcy or a material breach of this Agreement. Party A, however, is entitled to terminate this Agreement at any time provided that it notifies Party B in writing thirty (30) days in advance.

7.                   Representations and Warranties

7.1            Party A hereby represents and warrants as follows:

7.1.1       Party A is a company duly registered and validly existing under the PRC law.

7.1.2       Party A has taken the necessary corporate actions and any other necessary steps to acquire the authorization to execute and perform this Agreement.

7.1.3       The execution and performance of this Agreement or observance of the terms and provisions hereof by Party A shall not:

a)             violate any law, regulation, rule, court order, judgment, finding, ban or mandate of government; or

b)             be in conflict with or contradict any term, provision, condition or prescription under any agreement, contract or document of Party B, restrict Party B’s actions, or result in a breach of the aforesaid terms, provisions, conditions or prescriptions.

7.1.4       This Agreement, upon its execution, shall be legal, valid and binding upon Party A and shall be enforceable in accordance with the terms and conditions herein.

7.2            Party B hereby represents and warrants as follows:

7.2.1     Party B is a company duly registered and validly existing under the PRC law and is authorized to engage in enterprise credit service, business management consulting, economic and trade consulting, technology development, promotion, transfer and technology service, computer system services, basic software services, application software services (excluding medical software), as well as data processing.

7.2.2       Party B has taken the necessary corporate actions and any other necessary steps to acquire the authorization to execute and perform this Agreement.

7.2.3       The execution and performance of this Agreement and the observance of the terms and provisions hereunder by Party B shall not:

a)             violate any law, regulation, rule, court order, judgment, finding, ban or mandate of government; or

b)             be in conflict with or contradiction to any term, provision, condition or prescription under any agreement, contract or document of Party B or restrict Party B’s actions, or result in a breach of the aforesaid terms, provisions, conditions or prescriptions.

7.2.4       This Agreement, upon its execution, shall be legal, valid and binding upon Party B and shall be enforceable in accordance with the terms and conditions herein.

8.                   Taxation

8.1            All taxes arising out of a Party’s performance of this Agreement shall be borne by such Party.

9.                   Confidentiality

9.1            Each Party hereby agrees that it shall make every endeavor and take all reasonable measures to keep confidential the other Party’s confidential materials and information (“Confidential Information”) known or acquired by such Party due to the entry into and performance of this Agreement. Without prior written consent of the owner of the aforesaid Confidential Information, the other Party shall not divulge, grant or transfer to any third party such Confidential Information. Upon the termination of this Agreement, such Party shall return to the owner of such Confidential Information upon its request, or destroy any documents, materials, software or other sources carrying such Confidential Information, delete any such Confidential Information from any memory device and shall cease using such Confidential Information.

9.2            Both Parties hereby agree that this article shall remain valid no matter whether this Agreement is amended, cancelled or terminated.

10.            Indemnification

10.1     Each Party shall indemnify the other Party for, and hold the other Party harmless against, any loss, damage, obligation or expense resulting from any litigation, claim or other request to the other Party which occurs or arises out of the other Party’s performance of its obligations under this Agreement and any of its business contracts.

11.            Governing Laws and Dispute Resolution

11.1     The PRC law shall govern the execution, validity, interpretation, amendment, termination and resolution of disputes arising out of this Agreement. The PRC law referred to herein does not include the laws of Taiwan, the Hong Kong Special Administration Region or the Macau Special Administration Region.

11.2     Any dispute arising from or related to this Agreement shall be settled first through friendly negotiations. If such dispute cannot be settled within thirty (30) days after the start of negotiations, it shall be submitted to the China International Economic and Trade Arbitration Commission for arbitration and be arbitrated in Beijing, China in accordance with its arbitration rules when such arbitration application was submitted. The arbitral award shall be final and binding upon all Parties. Unless otherwise decided by the arbitration commission, arbitration fees and other expenses in relation to such arbitration shall be borne by the losing Party.

12.            Force Majeure

12.1     “Force majeure” means any unforeseeable circumstance which is beyond the control of a Party, or any unavoidable event, even if foreseeable, as a result of which such Party is unable to perform its obligations, in whole or in part, under this Agreement. Such circumstances include, but are not limited to, any strike, factory closure, explosion, maritime peril, natural disaster, act by a public enemy, fire, flood, accident, war, riot, insurgence or any other similar event.

12.2     Should the affected Party be prevented from performing its obligations hereunder due to any force majeure event, the aforesaid obligations shall be suspended during the continuation of such force majeure event, and the time for performing such obligations shall be extended automatically until the force majeure event ends. The affected Party shall not be liable for its non-performance during the force majeure event.

12.3     Any Party encountering a force majeure event shall forthwith notify the other Parties in writing and supply proper evidence of the inception of the force majeure event and its continuing period. Such Party shall make every reasonable endeavor to mitigate the damages of such event of force majeure.

12.4     If a force majeure event occurs, the Parties shall forthwith negotiate a fair solution, and shall make any and all reasonable efforts to minimize the effects of any event of force majeure.

12.5     If the force majeure event lasts over ninety (90) days and the Parties fail to reach any agreement on a just solution, any of the Parties shall be entitled to terminate this Agreement. In case of termination of this Agreement pursuant to the aforesaid provision, none of the Parties shall have any rights or obligations subsequent thereto, but the rights and obligations of each Party arising hereunder before such termination shall not be affected.

13.            Miscellaneous

13.1     Notice

Any notice or other communication sent by any Party shall be written in Chinese, and sent by mail or facsimile transmission to the addresses of the other Parties set forth below or to other designated addresses previously notified by any such other Party. If any Party changes its address, it shall notify the other Parties of such change in a timely and effective manner. The dates on which such notices are deemed to have been effectively given shall be determined as follows:

(A)                 Notices given by personal delivery shall be deemed effectively given on the date of personal delivery;

(B)                 Notices sent by registered airmail (postage prepaid) shall be deemed effectively given on the seventh (7th) day after the date on which they were mailed (as indicated by the postmark), or notices sent by a courier recognized by the Parties shall be deemed effectively given on the third (3rd) day after they were sent to such courier service agency; and

(C)                 Notices sent by facsimile transmission shall be deemed effectively given on the first (1st) business day following the date of transmission, as indicated on the document.

Party A: Beijing Zhong Zhi Shi Zheng Data Information Technology Co., Ltd.
Address: Room 229, 2nd Floor, Building No. 14, South District of No. 46 Zhongguancun South Street, Haidian District, Beijing
Fax: [REDACTED]
Tel: [REDACTED]
Attention: Tianquan Mo

Party B: Shouzheng Credit Rating Co., Ltd.

Address: Room 1101, 11th Floor, Building No. 2, No. 20 Guogongzhuang Middle Street, Fengtai District, Beijing
Fax: [REDACTED]
Tel: [REDACTED]
Attention: Yu Huang

13.2     Non-implied Waiver

The failure of one Party to exercise its rights to investigate the breach of the other Party under a special circumstance shall not be deemed as a waiver of such rights in other similar cases.

13.3     Severability

If any provision or portion of this Agreement is determined to be invalid, illegal, or unenforceable, or in conflict with public interests under any applicable PRC laws, the validity, legality and enforceability of the remaining provisions hereunder shall not in any way be affected or impaired. Both Parties shall negotiate sincerely to reach an agreement to replace the invalid provision with a provision satisfactory to both Parties.

13.4     Non-transfer

Without the prior written consent of the other Party, one Party may not transfer this Agreement or any rights or obligations hereunder. This Agreement shall be binding upon each Party’s successors and transferees permitted under this Agreement in the same effect as if they were contracting parties to this Agreement.

13.5     Counterparts

This Agreement is made in Chinese. This Agreement and any amendment hereto may be executed in counterparts. Either Party may sign one copy and send such copy by facsimile transmission to the other Party, but shall forthwith send the original one. All signed documents shall constitute one agreement, which shall come into force after both Parties sign one or more documents and send them to the other Party hereof (unless otherwise provided in the original of such documents).

13.6     Amendment

This Agreement can be amended only upon execution of a written document by both Parties.

[Signature Page to Exclusive Technical Consultancy and Services Agreement]

Party A (Seal): Beijing Zhong Zhi Shi Zheng Data Information Technology Co., Ltd.

Legal representative or authorized
agent (Signature):	/s/ Yu Huang

Party B (Seal): Shouzheng Credit Rating Co., Ltd.

Legal representative or authorized
agent (Signature):	/s/ Yu Huang

Schedule I: Content of Technical Consulting and Related Services

Party A shall provide Party B with consulting and related services, excluding the advertising marketing business and financial business, such as:

1. technical support and professional training necessary for business operation of Party B;

2. information and database support and provision of software products for Party B’s business;

3. installation, commissioning, maintenance and technical support for Party B’s computer system; and

4. office network addition and maintenance and website security service.

Schedule II: Mode of Calculation and Payment of the Consulting and Services Fees

1.                   Fees for consulting and related services to be charged by Party A from Party B shall be calculated as follows:

(1)         According to the time for services provided to Party B by Party A’s technical personnel during normal working hours. The fees for services by Party A’s employees will be calculated as the sum of the products of each person’s rate at their respective level and the number of hours worked; and

(2)         Both Parties hereby agree to negotiate separately about the charging standards of the services not contained in (1) provided by Party A. The Consulting and Services Fee to be paid by Party B shall comprise the fees in the foregoing (1) and (2).

2.                   Party A shall notify Party B, prior to the fifth day of each month, with respect to the Consulting and Services Fees for the prior month, and Party B shall, within two (2) days after receiving such notice, pay the whole amount of the aforesaid Fee to an account designated by Party A.

3.                   If Party A believes that for some reason, the determination mechanism of the Consulting and Services Fees stipulated in this Schedule cannot be applied and needs to be adjusted, Party B shall actively and sincerely negotiate with Party A to determine new charging standard or mechanism within ten (10) working days after Party A requests for adjustment in writing. If Party B does not reply within ten (10) working days after receiving the above adjustment request, it shall be deemed to consent to the adjustment of the Consulting and Services Fees. At the request of Party B, Party A shall also negotiate with Party B to adjust the Consulting and Services Fees. For the avoidance of doubt, any adjustment to the Consulting and Services Fees must be approved by Party A.